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                                   AGREEMENT

     THIS AGREEMENT is entered into by and between HomeGold Financial, Inc. ("HomeGold") and Ronald J. Sheppard ("Sheppard").

     WHEREAS, HomeGold entered into a Reorganization Agreement with HomeSense Financial Corp. and its Affiliated Companies dated February 9, 2000, which Agreement was consummated as of May 9, 2000, and

     WHEREAS, each of HomeGold and HomeSense made certain warranties and representations in connection with said Reorganization Agreement, and Sheppard, as the principal shareholder of HomeSense also undertook certain obligations pursuant to related agreements, and

     WHEREAS, in view of the events which have occurred following the consummation of the Reorganization Agreement, all parties agree that it would be in the best interests of the parties, as well as the shareholders of HomeGold, to enter into this Agreement in order to resolve all matters with respect to the Reorganization Agreement with finality and the parties wish to resolve all such matters on the terms set forth herein:

          NOW, THEREFORE, it is agreed

     That Sheppard shall continue to be a guarantor with respect to HomeGold's warehouse lines with RMST and Household, amounting to approximately $60 million notwithstanding the obligation undertaken by IlomeGold under the Reorganization Agreement to attempt to relieve him from such guaranties. Sheppard shall not, however, have any obligation to guaranty any renewal or refinancing of any such indebtedness. Notwithstanding the foregoing, Sheppard's voluntary agreement to guarantee the Imperial line ($25 million) is acknowledged.

     Sheppard does hereby assign to HomeGold for cancellation those certain options for purchase of 825,423 shares of HomeGold stock pursuant to Employment and Noncompetition Agreement dated May 9, 2000.

     The Mutual Indemnity Agreement dated May 9, 2000 is cancelled and neither party shall have any responsibility or obligation thereunder and each party hereby releases the other from any and all claims and causes of action arising under the Reorganization Agreement or related agreements as of the date hereof.

     IN WITNESS WHEREOF, the Agreement is executed by and between HomeGold Financial, Inc. and Ronnald J. Sheppard this 30/th/ day of January, 2001.


                                    HOMEGOLD FINANCIAL, INC.

 Forrest E. Ferrell                     John M. Sterling
 President                              Chairman